Exhibit 99.2

Investor Advisory: S&W Seed Company To
Acquire Seed Genetics International

Acquisition creates the largest non-dormant alfalfa seed company in the world

For Immediate Release

Company Contact: Matt Szot, Chief Financial Officer S&W Seed Company Phone: 559-884-2535 www.swseedco.com	Investor Contact: Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC Phone: 602-889-9700 sanw@lythampartners.com www.lythampartners.com

FIVE POINTS, California - March 18, 2013 - S&W Seed Company (Nasdaq: SANW) announced, through a press release issued on Sunday, March 17th, that it has agreed to purchase 100% of Seed Genetics International Pty Ltd ("SGI"), subject to due diligence and other customary conditions. The combination of S&W with Adelaide, Australia-based SGI will create the world 's largest non-dormant alfalfa seed company. The transaction, which is valued at approximately $16 million, is scheduled to close in early April 2013 and is expected to be immediately accretive to S&W's earnings.

Mark Grewal, president and chief executive officer of S&W Seed Company, commented, "This pact creates a powerhouse that will be unrivaled in its ability to breed and produce non-dormant alfalfa seed all year round. SGI has a tremendous base of contracted growers, very strong customer relationships, and unique genetics. The sales channels that S&W and SGI sell into are highly complementary, with very little overlap in customers. This move considerably strengthens our reach into Argentina and the rest of Latin America."

Grewal added, "I also want to stress the 'people factor.' S&W is gaining a highly competitive team of veteran seedsmen whom we know well and highly respect. We look forward to collaboration with them in all areas. By putting growers first, SGI's breeding program, initiated by Dr. Ross Downes and now continued by David Pengelly, has created grower-focused varieties that produce more seed per acre for the seed farmer than any other varieties in Australia, adding to seed farmer profits and potentially lowering cost of seed for S&W. We have the opportunity to merge David's work with that of S&W's own VP of Genetics and Breeding, Dan Gardner and our emeritus breeder, Bob Sheesley, who himself did pioneering work in salt tolerance and seed yield."

S&W is paying a purchase price of approximately $16 million, over half of which consists of 865,000 shares S&W Common Stock and will result in SGI's owners becoming significant shareholders of S&W. The remaining consideration consists of $5 million in cash and $3 million in the form of a three-year promissory note. Based on unaudited information, SGI had revenues of approximately AUD $18 million for the fiscal year ended June 30, 2012 and had pre-tax income of $1.6 million. SGI's assets consist primarily of accounts receivable, inventory, a tenured grower base and intellectual property, such as genetics. S&W intends to file audited financial results of SGI no later than 74 days from closing, in compliance with SEC guidelines.

SGI controls approximately 17,000 acres of irrigated alfalfa seed production under contract, and has first call on another 12,000 acres of non-irrigated land that is rain dependent and has intermittent production. Australian seed yields per acre, even on irrigated fields, typically are materially lower than S&W's California yields and production costs are also materially lower. In 2013, SGI contracted for alfalfa seed production with approximately 140 contract farmers in Southern Australia, all for SGI's proprietary varieties. In fiscal 2012, SGI's growers produced approximately 5.5 million pounds, concluding a growing season that suffered from the impact of highly adverse weather conditions. The 2013 harvest is currently ongoing, but based on initial estimates, SGI management is estimating that it will have approximately 8 million pounds of alfalfa seed available for sale when the harvest concludes in late April 2013. Actual production could vary materially in either direction from estimates, due to unforeseen weather events and other factors.

SGI sells into international markets, including the Middle East and Africa (MENA), South America, and Southern Europe with the majority of the company's sales concentrated in the April through September time frame.

SGI was founded in 2002, with the goal of commercializing a seed breeding breakthrough by Dr. Ross Downes. Working with alfalfa in the mid 1990's, Dr. Downes had identified a particular trait that resulted in dramatically increased seed yields, even with less than optimum pollinator activity. The intellectual property stemming from Dr. Downes' pioneering work, which has been protected under international law and the Australian Plant Breeders Rights Act, became the cornerstone for over a decade of development by SGI's David Pengelly. SGI has developed well known proprietary varieties, such as SuperSonic, SuperNova, SuperStar, SuperCharge, SuperAurora, SuperSequal and SuperSiriver. Starting in 2002, the varieties developed by SGI quickly attracted a grower base that by 2012 enabled SGI to exceed 60% of Australian alfalfa seed production. SGI's alfalfa seed varieties are bred to resist disease, have tolerance to salt, create persistence in the field, and produce high seed yields in Australian production. The company also has a number of developments within its breeding program pertaining to dormant alfalfa varieties, tropical alfalfa seed varieties, and ease of pollination.

SGI, like S&W, considers the goodwill of its seed grower base to be of premier importance. SGI's contracts with seed farmers under long term contracts that typically have initial terms of six years, extendable to ten years. To manage risk for itself and its growers, seed pricing is not fixed by contract, but instead based upon pooled production which is sold over an entire season, with a view to optimizing the prices realized. Due to its Southern Hemisphere location, SGI harvests seed in March through April, which is counter cyclical to S&W's July through October production in the Northern Hemisphere. The combined company will have the competitive advantages of year round production, which extends to all areas of the alfalfa seed business, including sales, inventory management and cash collection cycles.

Mark Harvey, Director of Seed Genetics International, commented, "First, my thanks to S&W's Chairman, Grover Wickersham, and S&W's CFO, Matt Szot, for their long visits to Australia and their patience in negotiating over the last half year. While this is obviously a big move for us, the directors and management of SGI are truly excited about the advantages of a combined S&W/SGI and we want the challenge of continuing to build on what the four partners started."

Mr. Harvey expanded, "For our Australian growers, this means we will be expanding production under the umbrella of a public company with a strong balance sheet and financial resources. We also gain access to S&W's proven proprietary genetics. We look forward to collaborating with S&W's well respected breeder, Dan Gardner, who is well known by our own David Pengelly and Ross Downes. When we learned last year that Dan and our tough and respected sales and marketing competitor from IVS, Fred Fabre, had both joined S&W, it piqued our interest."

Mark Harvey continued, "S&W president, Mark Grewal, who used to manage Australian operations for Boswell Farms, has stressed to the SGI partners that he sees SGI going into S&W intact, with 100% of our SGI employes joining the S&W team. Further to SGI's new role as part of S&W, Dennis Jury will continue to run all Australian operations from Adelaide, while Matt Denton will remain on the Australian unit's management board, with all original SGI partners. Additionally, Mark Harvey will be joining fellow Australians Mike Culhane and Glen Bornt, who are already on S&W's board of directors. What's more, all four SGI partners will become major shareholders of S&W."

Matt Szot, chief financial officer of S&W Seed Company, commented, "The acquisition of SGI will help balance out the seasonality that is inherent to S&W and all our competition in the non-dormant alfalfa business. Being located in the Southern Hemisphere, SGI generates the vast majority of its production and sales in the April through September time frame, while S&W mostly produces and sells from July through December. For this reason, S&W management has always had the strategic goal of adding Australian production. We are excited to be accomplishing that goal by acquiring the Australian market leader. We expect the transaction to be immediately accretive to S&W, with SGI currently estimating the 2013 harvest to conclude in April with approximately 8 million pounds of SGI's proprietary alfalfa seed varieties that should begin shipping in April 2013. We look forward to managing the integration of S&W and SGI and bringing many efficiencies to our combined breeding programs, production chains and worldwide marketing and sales."

About S&W Seed Company
Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W also offers seed cleaning and processing at its 40-acre facility in Five Points, California. Additionally, the company has recently launched a business expansion initiative centered on its plan to mass produce stevia leaf in the U.S. in response to growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and in other filings made by the Company with the Securities and Exchange Commission.